Exhibit 99.2

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc.
Acquires Redevelopment Property for $2.4 Million

Acquisition located in the historic Congaree Vista district in Columbia, South Carolina

Virginia Beach, VA – July 2, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that it has closed on the acquisition of Columbia Fire House, a one acre parcel of land located in Columbia, South Carolina. The property has an acquisition value of $2.4 million, and the Company completed the acquisition on June 30, 2015.

Columbia Fire House – Redevelopment Property
The property is approximately 1 acre of land and was acquired with two vacant buildings which previously served as the Columbia Fire Department’s Headquarters from 1950 until 1995. The buildings were designed by Heyward S. Singley, South Carolina architect, and are listed on the National Register of Historic Places. During the course of redeveloping this property, the Company may receive tax adjustments as a result of the renovation of the existing structures. The Company expects to launch the first phase of the redevelopment project later this year.

Columbia Fire House is located in Columbia’s Congaree Vista district. Previously known as the warehouse district, Congaree Vista has become one of the city’s premier locations for commercial, residential, shopping, dining and art. The district is anchored by the Hilton Columbia Center Hotel and is also home to the Columbia Metropolitan Convention Center, a 142,500 square foot facility.

Columbia Fire House is in close proximity to downtown Columbia, the state’s Capitol Building, the University of South Carolina and the University of South Carolina’s Alumni Center, a $26.6 million project which is currently in development.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “We first began pursuing this property over three years ago, and I am very pleased to have the opportunity to acquire this historic and centrally located asset. Columbia Station is in a prime location where retail is thriving and the area is rich in historic and cultural offerings that attract local residents and visitors. We view Columbia Fire House as one of the best opportunities in the city for its location and visibility in the Vista. Upon completion of the project, we believe that this retail property will generate strong returns on our investment.”

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
Wheeler Real Estate Investment Trust, Inc. (the "Company") considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding the anticipated profitability of acquisition and the potential receipt of tax adjustments are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com